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                                                                    EXHIBIT 99.1

                                                   [METAL MANAGEMENT, INC. LOGO]

                                             METAL MANAGEMENT, INC.
                                             500 N. DEARBORN STREET o SUITE 405
                                             CHICAGO, ILLINOIS 60610
                                             www.mtlm.com
                                             NASDAQ: MTLM

AT METAL MANAGEMENT:
Robert C. Larry
Chief Financial Officer
(312) 645-0700
rlarry@mtlm.com


FOR IMMEDIATE RELEASE
SEPTEMBER 8, 2003


       METAL MANAGEMENT, INC. ENTERS INTO CONFIDENTIALITY AND STANDSTILL
                  AGREEMENT WITH EUROPEAN METAL RECYCLING LTD.

CHICAGO, IL - SEPTEMBER 8, 2003 - METAL MANAGEMENT, INC. (Nasdaq: MTLM), one of the nation's largest full service scrap metal recyclers, announced today that it has entered into a confidentiality and standstill agreement ("Agreement") with European Metal Recycling Ltd. ("EMR"). Pursuant to the Agreement, the Company will make available to EMR certain non-public information regarding the Company and its operations. Under the standstill provision, EMR has agreed, subject to certain exceptions, that until June 15, 2004 it will not acquire any additional shares of the Company's stock or otherwise seek control of the Company without the prior approval of the Company's board of directors.

The Agreement with EMR is not exclusive, and the Company may enter into similar agreements with other parties. There can be no guarantee, however, that the Company will consummate a business combination or other similar transaction with EMR or any other party.


ABOUT METAL MANAGEMENT, INC.

Metal Management is one of the largest full service metals recyclers in the United States, with approximately 40 recycling facilities in 13 states.

For more information about Metal Management, Inc., visit the Company's website at www.mtlm.com.

                                  * * * * * * *

All of the statements in this release, other than historical facts, are forward-looking statements made in reliance upon the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. As such, they involve risks and uncertainties and are subject to change at any time. These statements reflect our current expectations regarding the future profitability of the Company and its subsidiaries and the benefits to be derived from our execution of an industry consolidation strategy. As discussed in our annual report on Form 10-K for the fiscal year ended March 31, 2003, and in other periodic filings filed by the Company with the U.S. Securities and Exchange Commission, some of the factors that could affect our performance include, among other things: debt leverage on Metal Management, debt covenants that restrict our ability to engage in certain transactions, cyclicality of the metals recycling industry, commodity price fluctuations, compliance with environmental, health, safety and other regulatory requirements applicable to the Company, potential environmental liability, risk of deterioration of relations with labor unions, dependence on key management, dependence on suppliers of scrap metal, concentration of customer risk, impact of export and other market conditions on the business, availability of scrap alternatives, underfunded defined benefit pension plans, historical operating losses, and limited common stock trading history.